Exhibit 23.6


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of The AES Corporation on Form S-8 of our report dated March 23, 2000, on Valle Energy Ventures, Inc.'s financial statements for the year ended December 31, 1999, included in the Current Report on Form 8-K/A of The AES Corporation dated March 16, 2001.

Deloitte & Touche LLP

Houston, Texas
March 19, 2001